Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of Alkami Technology, Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchased contracts, and units and to the incorporation by reference therein of our report dated February 29, 2024, with respect to the consolidated financial statements of Alkami Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
August 8, 2024